As filed with the Securities and Exchange Commission on October 16, 2001
                                                  Registration No. 333-_____

                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                                   ______________

                                     Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                   ____________

                                    NIKE, INC.
               (Exact name of registrant as specified in its charter)
                                   ____________

OREGON                                                   93-0584541
(State or other jurisdiction                             IRS Employer
of incorporation or organization)                        Identification No.)

One Bowerman Drive
Beaverton, Oregon                                        97005-6453
(Address of Principal                                    (Zip Code)
Executive Offices)
                                 _____________

                                    NIKE, Inc.
                           Deferred Compensation Plan
                               (Full title of plan)

                               Lindsay D. Stewart
                       Vice President and Chief of Staff
                                  NIKE, Inc.
                             One Bowerman Drive
                         Beaverton, Oregon  97005-6453
                    (Name and address of agent for service)

 Telephone number, including area code, of agent for service:  (503) 671-6453

                                    Copy to:

                                Stuart Chestler
                                Stoel Rives LLP
                        900 SW Fifth Avenue, Suite 2600
                           Portland, Oregon 97204-1268

                          CALCULATION OF REGISTRATION FEE
_______________________________________________________________________
                                   Proposed          Proposed Maximum    Amount of
Title of Securities  Amount to be  Maximum Offering  Aggregate Offering  Registration
to be Registered     Registered    Price Per Share     Price             Fee

Deferred             $50,000,000   N/A               $50,000,000         $12,500
Compensation
Obligations
____________________________________________________________________________

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents By Reference.

      The following documents filed by NIKE, Inc. (the "Company") with the Securities and Exchange Commission are incorporated herein by reference:

            (a)   The Company's latest annual report filed pursuant to
       Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited consolidated financial statements for the Company's latest fiscal year for which such statements have been filed.

            (b)   All other reports filed pursuant to Section
       13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

            (c) The description of the authorized capital stock of the Company contained in the Company's registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.

      All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities.

      The securities registered hereby are deferred compensation obligations of the Company under the NIKE, Inc. Deferred Compensation Plan (the "Plan"). The securities represent the contractual obligation of the Company to pay or distribute when due to participants in the Plan cash with respect to amounts deferred in accordance with the terms of the Plan. The right of each participant in the Plan is that of a general, unsecured creditor of the Company. A participant's interest under the Plan may not be sold, assigned, transferred, pledged or otherwise encumbered.

Item 5.  Interests of Named Experts and Counsel.

      Not Applicable.

Item 6.  Indemnification of Directors and Officers.

      Under the Oregon Business Corporation Act (the "Oregon Act"), the Company's Restated Articles of Incorporation (the "Articles") and the Company's Third Restated Bylaws (the "Bylaws"), the Company has broad powers to indemnify directors and officers against liabilities that they may incur in such capacities.

       The Oregon Act authorizes the indemnification of an individual made a party to a proceeding because the individual is or was an officer or director against certain liability incurred in the proceeding if:

      (a)   the conduct of the individual was in good faith;

      (b) the individual reasonably believed that his or her conduct was in the best interests of the corporation or at least not opposed to its best interests;

      (c) in the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful;

      (d) in the case of any proceeding by or in the right of the corporation, the individual was not adjudged liable to the corporation; and

      (e) in connection with any proceeding (other than a proceeding by or in the right of the corporation) charging improper personal benefit to the individual, the individual was not adjudged liable on the basis that he or she improperly received personal benefit.

      The Oregon Act also authorizes a court to order indemnification, whether or not the above standards of conduct have been met, if the court determines that the officer or director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. In addition, the Oregon Act provides that the indemnification described above is not exclusive of any other rights to which officers or directors may be entitled under the corporation's articles of incorporation or bylaws, or under any agreement, action of its board of directors, vote of shareholders or otherwise.

      Paragraph A of Article VIII of the Articles authorizes, but does not require, the Company to indemnify its officers and directors to the fullest extent not prohibited by law against liability incurred in serving the Company. Article IX of the Bylaws requires the Company to indemnify its directors and officers to the fullest extent not prohibited by law against liability incurred in serving the Company.

      The Oregon Act also authorizes a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, except that such a provision cannot affect the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful corporate distribution as defined in the Oregon Act or (iv) for any transaction from which the director derived an improper personal benefit.

      Paragraph B of Article VIII of the Articles and Article X of the Bylaws provide that the liability of the Company's directors to the Company or its shareholders for monetary damages for conduct as a director is limited to the fullest extent not prohibited by law.

      In addition to the indemnification and exculpation provided by the Articles and Bylaws, the Company has entered into an indemnity agreement with each of its directors and officers. The indemnity agreements require the Company to provide indemnification, to the fullest extend not prohibited by law, for all liability (including attorney fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by the director or officer in connection with any actual or threatened proceeding (including, to the extent not prohibited by law, any derivative action) by reason of the fact that the person is or was serving as a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including an employee benefit plan.

      The Company maintains directors' and officers' liability insurance under which the Company's directors and officers are insured against loss (as defined) as a result of claims brought against them alleging breach of duty, neglect, error or misstatement while acting in such capacities.

Item 7.  Exemption From Registration Claimed.

       Not Applicable.

Item 8.  Exhibits.

      4.1 Restated Articles of Incorporation of the Company, as amended. Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1995.

      4.2 Third Restated Bylaws of the Company. Incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1995.

      5.1   Opinion of Counsel.

      23.1  Consent of PricewaterhouseCoopers LLP.

      23.2  Consent of Counsel (included in Exhibit 5.1).

      24.1  Powers of Attorney.

Item 9.  Undertakings.

       (a)    The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to

                  Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
       Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on October 16, 2001.

                                        NIKE, INC.


                                        By  /s/ Lindsay D. Stewart
                                        _________________________________
                                        Lindsay D. Stewart
                                        Vice President and Chief of Staff

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 16, 2001.

Signature                                      Title

(1) Principal Executive Officer:


/s/ PHILIP H. KNIGHT                           Chairman of the Board,
________________________________               Chief Executive Officer,
Philip H. Knight                               President and Director

(2) Principal Financial and
    Accounting Officer:


/s/ DONALD W. BLAIR                            Chief Financial Officer
________________________________
Donald W. Blair

(3) Directors:

/s/ THOMAS E. CLARKE                           Director
________________________________
Thomas E. Clarke

/s/ JILL K. CONWAY                             Director
________________________________
Jill K. Conway

/s/ RALPH D. DeNUNZIO                          Director
________________________________
Ralph D. DeNunzio

/s/ RICHARD K. DONAHUE                         Director
________________________________
Richard K. Donahue

/s/ DELBERT J. HAYES                           Director
________________________________
Delbert J. Hayes

/S/ DOUGLAS G. HOUSER                          Director
________________________________
Douglas G. Houser

/s/ JOHN E. JAQUA                              Director
________________________________
John E. Jaqua

/s/ CHARLES W. ROBINSON                        Director
________________________________
Charles W. Robinson

/s/ A. MICHAEL SPENCE                          Director
________________________________
A. Michael Spence

/s/ JOHN R. THOMPSON, JR.                      Director
________________________________
John R. Thompson, Jr.


By:  /s/ LINDSAY D. STEWART
     ____________________________________
     Lindsay D. Stewart, Attorney-in-Fact

                               EXHIBIT INDEX


Exhibit
Number            Document Description

4.1 Restated Articles of Incorporation of the Company, as amended. Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1995.

4.2               Third Restated Bylaws of the Company, as amended.
                  Incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1995.

5.1               Opinion of Counsel.

23.1              Consent of PricewaterhouseCoopers LLP.

23.2              Consent of Counsel (included in Exhibit 5.1).

24.1              Powers of Attorney.

                                                             EXHIBIT 5.1


                                       NIKE

                                   October 16, 2001

Board of Directors
NIKE, Inc.
One Bowerman Drive
Beaverton, Oregon  97005-6453


      I have acted as counsel for NIKE, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration
Statement") under the Securities Act of 1933, as amended, covering deferred compensation obligations of the Company pursuant to the Company's Deferred Compensation Plan (the "Plan"). I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments I deemed necessary for the purposes of this opinion.

      Based on the foregoing, it is my opinion that:

      1. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon; and

      2. The deferred compensation obligations have been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of the Plan, will be legally and validly issued and will represent the binding obligation of the Company to make payments of cash to the holders thereof in accordance with the terms and conditions of the Plan; and

      3. The Plan is intended to qualify as an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of directors, management, consultants or highly compensated employees of the Company. Assuming such qualification, the Plan is exempt from the participation and vesting, funding, and fiduciary responsibility requirements of the Employee Retirement Income Security Act of 1974, as amended, and the provisions of the Plan have been drafted to comply with this exemption.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                   /s/ John F. Coburn III
                                    _________________________
                                    John F. Coburn III
                                    Assistant General Counsel

                                                             EXHIBIT 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated June 27, 2001 relating to the financial statement schedule, which appears in NIKE, Inc.'s Annual Report on Form 10-K for the year ended May 31, 2001.


/S/ PRICEWATERHOUSECOOPERS LLP
______________________________
PRICEWATERHOUSECOOPERS LLP
Portland, Oregon
October 16, 2001

                                                              EXHIBIT 24.1

                                POWER OF ATTORNEY

                        (Deferred Compensation Obligations)

       KNOW ALL MEN BY THESE PRESENTS, that the undersigned, an officer and/or director of NIKE, Inc. does hereby constitute and appoint PHILIP H. KNIGHT, DONALD W. BLAIR and LINDSAY D. STEWART his true and lawful attorney and agent to do any and all acts and things and to execute in his name (whether on behalf of NIKE, Inc. or as an officer or director of said Company, or otherwise) any and all instruments which said attorney and agent may deem necessary or advisable in order to enable NIKE, Inc. to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration under the Securities Act of 1933, as amended, of deferred compensation obligations of NIKE, Inc. pursuant to the NIKE, Inc. Deferred Compensation Plan, including specifically, but without limitation thereto, power and authority to sign his name (whether on behalf of NIKE, Inc. or as an officer or director of said Company, or otherwise) to a Registration Statement on Form S-8 and any amendment thereto (including any post-effective amendment) or application for amendment thereto in respect to such deferred compensation obligations or any exhibits filed therewith; and to file the same with the Securities and Exchange Commission; and the undersigned does hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

DATED:  October 16, 2001

/s/ Donald W. Blair                       /s/ Thomas E. Clarke
______________________________            ______________________________
Donald W. Blair                           Thomas E. Clarke

/s/ Jill K. Conway                        /s/ Ralph D. DeNunzio
______________________________            ______________________________
Jill K. Conway                            Ralph D. DeNunzio

/s/ Richard K. Donahue                    /s/ Delbert J. Hayes
______________________________            ______________________________
Richard K. Donahue                        Delbert J. Hayes

/s/ Douglas G. Houser                     /s/ John E. Jaqua
______________________________            ______________________________
Douglas G. Houser                         John E. Jaqua

/s/ Philip H. Knight                      /s/ Charles W. Robinson
______________________________            ______________________________
Philip H. Knight                          Charles W. Robinson

/s/ A. Michael Spence                     /s/ John R. Thompson
______________________________            ______________________________
A. Michael Spence                         John R. Thompson, Jr.